Exhibit 99.1

News Release

FOR IMMEDIATE RELEASE

Broadway Financial Corporation Announces Results for 1st Quarter 2013

Substantial Reduction Achieved in Non-Performing Assets and Delinquent Loans

Shifting Focus to Grow the Loan Portolio

LOS ANGELES, CA – (BUSINESS WIRE) – May 15, 2013 – Broadway Financial Corporation (the “Company”) (NASDAQ Capital Market: BYFC), parent company of Broadway Federal Bank, f.s.b. (the “Bank”), today reported a net loss of $(616) thousand for the first quarter ended March 31, 2013, compared to net income of $154 thousand for the comparable period in 2012. After accumulated dividends and discount accretion on preferred stock, the loss available to common stockholders was ($931) thousand, or ($0.49) per diluted common share, compared to a loss available to common stockholders of ($132) thousand, or ($0.08) per diluted common share, for the first quarter of 2012

The increase in the loss primarily reflected lower net interest income that resulted from the reduction in the Bank’s loan portfolio, as well as a provision for losses on loans held for sale of $470 thousand related to loans receivable held for sale that were subsequently sold in the second quarter of 2013. In addition, gains on sales of real estate owned through foreclosure or deed in lieu of foreclosure (“REO”) declined by $404 thousand compared to the first quarter of 2012.

Chief Executive Officer, Wayne Bradshaw stated, “During the first quarter, we negotiated three bulk loan sales: two of which closed during the first quarter, and the third closed early in the second quarter. These loan sales reduced our non-performing loans by over 56% from $47.4 million at the end of March 2012 to $20.7 million, pro forma as of the end of March 2013. In addition, on a pro forma basis, our delinquencies declined by $29.5 million over the last twelve months, and $45.6 million, or 64.5%, since the peak level reached at the end of 2010. These improvements are allowing our management team to focus on improving operations, rebuilding our loan portfolio, and facilitating completion of our previously announced recapitalization. Despite the short-term costs associated with our efforts to cleanse our portfolio, we were able to increase our Tangible Capital and Tier 1 Core Capital ratios to 9.00%, and our Total Risk Based Capital ratio to 15.22% as of March 31, 2013.”

First Quarter Earnings Summary

Net interest income before provision for loan losses was $2.7 million, which represented a decrease of $998 thousand, or 27.1%, from the first quarter of 2012. The decrease in net interest income was primarily attributable to a decrease in average interest-earning assets, which declined by $47.1 million compared to the first quarter of 2012. The decrease in average interest-earnings assets was primarily attributable to a decrease of $71.3 million in the average balance of loans receivable, offset by an increase of $29.8 in the average balance of federal funds sold. The decrease in the average balance of loans receivable resulted in a $1.0 million decrease in interest income.

The decline in average interest-earning assets, primarily loans receivable, reflected our strategy over the past two years to shrink total assets, in particular loans receivable held for investment, to maintain our capital ratios above the required regulatory thresholds. In addition, we have used most repayments on loans receivable to build short-term liquid assets, which have not been generating significant yields in the current rate environment. Based on the improvements in our loan delinquencies and reductions in non-performing loans that we have achieved, we intend to shift our focus to rebuilding our loan portfolio as we move forward in 2013, subject to the limitations imposed by the cease and desist order under which the Bank is operating.

The decline in net interest income was also partly attributable to a decrease in annualized yield on our average interest-earning assets, which decreased by 93 basis points to 4.54% for the first quarter of 2013, compared to the annualized yield of 5.47% for the same period in 2012. The average gross yield on our loans decreased from 6.17% for the first quarter of 2012 to 5.66% for the first quarter of 2013, which resulted in a reduction of $408 thousand in interest income. The decline in yield reflected market conditions, which resulted in payoffs of loans that were paying a higher average yield than the average yield of our total pool of loans receivable, as well as continued elevated levels of non-performing loans; payments received on such loans are not recorded as interest income, but are accounted as reductions in the loan balances. During the first quarter, we received $322 thousand of payments on non-performing loans.

Interest expense decreased $472 thousand, or 26%, to $1.3 million for the first quarter of 2013 from $1.8 million for the first quarter of 2012. Average interest-bearing liabilities decreased $42.4 million to $343.7 million during the first quarter of 2013, compared to $386.1 million during the comparable period in 2012. The decrease in average interest-bearing liabilities resulted in lower interest expense of $166 thousand. In addition, the annualized cost of our average interest-bearing liabilities decreased 32 basis points to 1.55% for the first quarter of 2013 from 1.87% for the same period a year ago, and resulted in a decrease of $306 thousand in interest expense. During 2012, we implemented a strategy to improve our net interest margin by reducing higher costing deposits. We were able to reduce the average cost of deposits from 1.34% for the first quarter of 2012 to 0.99% for the first quarter of 2013, which resulted in a decrease of $211 thousand in interest expense. In addition, we have restructured $20.0 million of FHLB advances since the first quarter of 2012, which reduced the average cost of our FHLB advances by 44 basis points, from 3.12% for the first quarter of 2012, to 2.68% for the first quarter of 2013, and resulted in a decrease of $89 thousand in interest expense.

During the first quarter of 2013, we did not record a provision for loan losses on our loans held for investment, in part because we sold $13.1 million principal amount of non-performing loans, with a net book value of $7.6 million, during the quarter, which represented approximately 20% of the net book value of the Bank’s non-performing loans held for investment and non-performing loans held for sale as of December 31, 2012. In addition, as of the end of the first quarter of 2013, we had written down 63% of our non-performing loans to fair market value, based on third party appraisals, less estimated selling costs. The remaining 37% of non-performing loans are reported at cost, as the fair value of collateral, less estimated selling costs, exceeded the recorded investment in the loan. During the first quarter of 2012, we recorded a provision for loan losses on our loans held for investment of $959 thousand.

Non-interest income for the first quarter of 2013 totaled $221 thousand, compared to $423 thousand for the first quarter of 2012. The decrease was primarily due to a reduction in net gains recorded on sales of REO of $404 thousand, offset by an improvement in loan servicing fee income of $172 thousand and an increase in net gains on sales of loans of $16 thousand.

Non-interest expense totaled $3.5 million for the first quarter of 2013, compared to $2.9 million for the comparable period in 2012. The increase was primarily attributable to a provision for losses on loans held for sale of $470 thousand, which pertained to loans that we sold as part of a bulk sale of $8.7 million principal amount of multi-family and commercial real estate loans after the close of the first quarter of 2013. In addition, professional fees and other expenses, such as appraisal fees and expenses associated with REO, were collectively higher by $205 thousand in the first quarter of 2013 as compared to the first quarter of 2012, reflecting higher REO and our efforts to reduce problem assets and complete our proposed recapitalization. Also, we incurred additional occupancy expenses of $53 thousand during the first quarter of 2013 related to rental expense associated with our headquarters office lease. We sold our headquarters building in May 2012.

Balance Sheet Summary

Total assets were $363.1 million at March 31, 2013, which represented a decrease of $10.6 million, or 2.8%, from December 31, 2012 and a decrease of $45.7 million, or 11.2%, from March 31, 2012. During the first quarter, net loans receivable held for investment decreased by $16.6 million, net loans receivable held for sale decreased by $3.7 million, securities decreased by $1.2 million, while cash and cash equivalents increased by $11.4 million and REO increased by $1.1 million. As of December 31, 2012 and March 31, 2013, our deferred tax assets had been fully reserved. The decrease in total assets reflected two bulk sales of loans completed during the first quarter that totaled $16 million of principal amounts of loans, with a net book value of $9.3 million, after adjustment for the bulk sale price. $14.1 million of the loans sold were single family residential and $1.8 million were church loans.

Our gross portfolio of loans receivable held for investment decreased by $18.0 million to $245.6 million at March 31, 2013 from $263.6 million at December 31, 2012, primarily because we transferred certain loans receivable held for investment to loans receivable held for sale in conjunction with bulk sales that we negotiated. These sales were part of our strategy to sell non-performing and classified loans. Also, loan repayments, foreclosures and charge-offs exceeded loan originations during the first quarter of 2013. The decrease in our loan portfolio primarily consisted of a decrease of $5.0 million in our five or more units (multi-family) residential real estate loan portfolio, a decrease of $6.1 million in our commercial real estate loan portfolio, a decrease of $2.5 million in our one-to-four family residential real estate loan portfolio, a decrease of $3.9 million in our church loan portfolio, a decrease of $279 thousand in our construction loan portfolio, and a decrease of $203 thousand in our commercial loan portfolio, offset by an increase of $26 thousand in our consumer loan portfolio. Our gross loan portfolio was $327.3 million at March 31, 2012.

Loan originations for the first quarter of 2013 totaled $1.4 million, compared to $3.4 million for the first quarter of 2012. Loan repayments for the first quarter of 2013 totaled $10.1 million, compared to $14.6 million for the comparable period in 2012. Loan repayments remained high because of refinancings by borrowers who could take advantage of historically low interest rates and new financing opportunities in the stabilized commercial real estate and single family residential markets. Loans transferred to REO during the first quarter of 2013 totaled $1.3 million, compared to $817 thousand during the first quarter of 2012. We transferred $6.2 million of loans to loans receivable held for sale during the first quarter of 2013, which consisted of multi-family and commercial real estate loans that we sold in a bulk sale consummated in the second quarter. We did not transfer any loans to loans receivable held for sale during the first quarter of 2012.

Gross loans receivable held for sale decreased from $19.4 million at December 31, 2012 to $15.6 million at March 31, 2013. The decrease of $3.7 million during the first quarter of 2013 was primarily due to the two bulk sales of single family residential and church loans completed during the first quarter, as well as repayments and charge-offs, offset in part by the transfer of multi-family and commercial real estate loans mentioned above.

Deposits totaled $247.6 million at March 31, 2013, down $9.4 million, or 3.67%, from year-end 2012. The decrease was due in part to our strategy to improve our net interest margin by reducing higher costing certificates of deposit (“CDs”). We were able to decrease CDs by $13.0 million during the first quarter of 2013. As a result, CDs represented 63% of total deposits at March 31, 2013, compared to 66% at December 31, 2012. Of the $13.0 million decrease in CDs during the first quarter of 2013, $11.9 million represented higher rate deposits from QwickRate, a deposit listing service, and $499 thousand represented brokered deposits. During the first quarter of 2013, core deposits (NOW, demand, money market and passbook accounts) increased by $3.6 million and represented 37% of total deposits at March 31, 2013, compared to 34% at December 31, 2012. Brokered deposits represented 1% of total deposits at March 31, 2013 and December 31, 2012.

Since year-end 2012, FHLB borrowings remained unchanged at $79.5 million and were equal to 21.9% and 21.3% of total assets at March 31, 2013 and December 31, 2012, respectively. FHLB advances had a weighted average cost of 2.67% as of March 31, 2013 and December 31, 2012, reflecting the restructuring of $20.0 million of FHLB advances that we have completed since the first quarter of 2012.

Stockholders’ equity was $17.2 million, or 4.73% of the Company’s total assets, at March 31, 2013. The Bank’s Total Risk-Based Capital ratio was 15.22%, its Tier 1 Risk-Based Capital ratio was 13.94%, and its Core Capital and Tangible Capital ratios were 9.00% at March 31, 2013.

As previously announced, the Company is implementing a recapitalization plan to increase capital and reduce debt and senior securities. The recapitalization includes a sale of new common stock, exchanges of all of the outstanding series of preferred stock for common stock at a discount to the liquidation preference amounts for the preferred stock, and exchanges of a portion of the Company’s senior line of credit for common stock to further strengthen the Company’s capital ratios and position the Bank for future growth.

Asset Quality

Non-performing assets (“NPAs”) include non-accrual loans and REO, and totaled $36.1 million, or 9.95% of total assets, at March 31, 2013, compared to $51.4 million, or 12.57% of total assets, at March 31, 2012 and $45.3 million, or 12.11% of total assets, at December 31, 2012. Pro forma for the bulk sale of multi-family and commercial real estate loans consummated in the second quarter, NPAs were $30.0 million, or 8.25% of pro forma total assets, at March 31, 2013.

Non-accrual loans were $26.8 million at March 31, 2013, and $20.7 million pro forma for the bulk loan sale completed in the second quarter, as compared to $37.1 million at December 31, 2012 and $47.4 million at March 31, 2013. These loans consist of delinquent loans that are 90 days or more past due and troubled debt restructurings that do not qualify for accrual status.

Our non-accrual loans at March 31, 2013 included 24 church loans totaling $14.6 million, eleven commercial real estate loans totaling $5.9 million, 14 multi-family (five or more units) residential real estate loans totaling $4.7 million, nine one-to-four family residential real estate loans totaling $1.4 million, a commercial loan for $97 thousand, and a consumer loan for $69 thousand. Pro forma for the bulk sale of multi-family and commercial real estate loans completed in the second quarter, we had four commercial real estate loans totaling $3.2 million and four multi-family residential real estate loans totaling $1.7 million.

We believe that a key indicator of the improvement in our asset quality is the significant decline over the past year in the amount of our delinquent loans, which is a continuation of a positive trend that started in early 2011. Our total delinquent loans, which include non-accruing loans and all other loans that are past due at least 30 days, totaled $31.2 million, or $25.1 million pro forma for the bulk loan sale completed in the second quarter, as of March 31, 2013, as compared to $54.6 million as of March 31, 2012 and $41.8 million as of December 31, 2012.

About Broadway Financial Corporation

Broadway Financial Corporation conducts its operations through its wholly-owned subsidiary, Broadway Federal Bank, f.s.b., which is the leading community-oriented savings bank in Southern California serving low to moderate income communities. We offer a variety of residential and commercial real estate loan products for consumers, businesses, and non-profit organizations, other loan products, and a variety of deposit products, including checking, savings and money market accounts, certificates of deposits and retirement accounts. The Bank operates three full service branches, two in the city of Los Angeles, and one located in the nearby city of Inglewood, California.

Shareholders, analysts and others seeking information about the Company are invited to write to: Broadway Financial Corporation, Investor Relations, 5055 Wilshire Blvd., Suite 500, Los Angeles, CA 90036, or visit our website at www.broadwayfederalbank.com.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based upon our management’s current expectations, and involve risks and uncertainties. Actual results or performance may differ materially from those suggested, expressed, or implied by the forward-looking statements due to a wide range of factors including, but not limited to, the general business environment, the real estate market, competitive conditions in the business and geographic areas in which the Company conducts its business, regulatory actions or changes and other risks detailed in the Company’s reports filed with the Securities and Exchange Commission, including the Company’s Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q. The Company undertakes no obligation to revise any forward-looking statement to reflect any future events or circumstances.

SOURCE: Broadway Financial Corporation

Contact:	Wayne-Kent A. Bradshaw, Chief Executive Officer, (323) 556-3248: or
Brenda J. Battey, Chief Financial Officer, (323) 556-3264; or
investor.relations@broadwayfederalbank.com

BROADWAY FINANCIAL CORPORATION AND SUBSIDIARIES

Consolidated Statements of Financial Condition

	March 31, 2013 (Unaudited)	December 31, 2012
	(In thousands, except share and per share amounts)
Assets
Cash	$13,464	$13,420
Federal funds sold	62,310	50,940

Cash and cash equivalents	75,774	64,360
Securities available-for-sale, at fair value	12,180	13,378
Loans receivable held for sale, at lower of cost or fair value	15,306	19,051
Loans receivable held for investment, net of allowance of $10,450 and $11,869	235,107	251,723
Accrued interest receivable	1,176	1,250
Federal Home Loan Bank (FHLB) stock	3,737	3,901
Office properties and equipment, net	2,597	2,617
Real estate owned	9,294	8,163
Bank owned life insurance	2,704	2,688
Investment in affordable housing limited partnership	1,473	1,528
Other assets	3,765	5,034

Total assets	$363,113	$373,693

Liabilities and shareholders’ equity
Liabilities:
Deposits	$247,648	$257,071
FHLB advances	79,500	79,500
Junior subordinated debentures	6,000	6,000
Other borrowings	5,000	5,000
Accrued interest payable	2,171	1,941
Dividends payable	2,318	2,104
Advance payments by borrowers for taxes and insurance	332	711
Other liabilities	2,966	3,359

Total liabilities	345,935	355,686

Shareholders’ Equity:
Senior preferred cumulative and non-voting stock, $.01 par value, authorized, issued and outstanding 9,000 shares of Series D at March 31, 2013 and December 31, 2012; liquidation preference of $10,391 at March 31, 2013 and $10,262 at December 31, 2012	8,963	8,963
Senior preferred cumulative and non-voting stock, $.01 par value, authorized, issued and outstanding 6,000 shares of Series E at March 31, 2013 and December 31, 2012; liquidation preference of $6,928 at March 31, 2013 and $6,842 at December 31, 2012	5,974	5,974
Preferred non-cumulative and non-voting stock, $.01 par value, authorized 985,000 shares; issued and outstanding 55,199 shares of Series A, 100,000 shares of Series B and 76,950 shares of Series C at March 31, 2013 and December 31, 2012; liquidation preference of $552 for Series A, $1,000 for Series B and $1,000 for Series C at March 31, 2013 and December 31, 2012	2,457	2,457
Preferred stock discount	(498)	(598)
Common stock, $.01 par value, authorized 8,000,000 shares at March 31, 2013 and December 31, 2012; issued 2,013,942 shares at March 31, 2013 and December 31, 2012; outstanding 1,917,422 shares at March 31, 2013 and December 31, 2012	20	20
Additional paid-in capital	10,115	10,095
Accumulated deficit	(8,919)	(7,988)
Accumulated other comprehensive income, net of taxes of $400 at March 31, 2013 and December 31, 2012	300	318
Treasury stock-at cost, 96,520 shares at March 31, 2013 and December 31, 2012	(1,234)	(1,234)

Total shareholders’ equity	17,178	18,007

Total liabilities and shareholders’ equity	$363,113	$373,693

BROADWAY FINANCIAL CORPORATION AND SUBSIDIARIES

Consolidated Statements of Operations and Comprehensive Income (Loss)

(Unaudited)

	Three Months Ended March 31,
	2013	2012
	(In thousands, except per share)

Interest income:
Interest and fees on loans receivable	$3,887	$5,330
Interest on mortgage backed and other securities	89	148
Other interest income	48	16

Total interest income	4,024	5,494

Interest expense:
Interest on deposits	624	975
Interest on borrowings	712	833

Total interest expense	1,336	1,808

Net interest income before provision for loan losses	2,688	3,686
Provision for loan losses	—	959

Net interest income after provision for loan losses	2,688	2,727

Non-interest income:
Service charges	142	145
Loan servicing fees, net	6	(166)
Net gains on sales of loans	16	—
Net gains on sales of REO	8	412
Other	49	32

Total non-interest income	221	423

Non-interest expense:
Compensation and benefits	1,454	1,589
Occupancy expense, net	340	287
Information services	217	213
Professional services	182	108
Provision for (recapture of) losses on loans held for sale	470	(2)
Provision for (recapture of) losses on REO	—	(19)
FDIC insurance	202	217
Office services and supplies	105	109
Other	550	419

Total non-interest expense	3,520	2,921

Income (loss) before income taxes	(611)	229
Income tax expense	5	75

Net income (loss)	$(616)	$154

Other comprehensive income (loss), net of tax:
Unrealized gain (loss) on securities available for sale	$(18)	$7
Income tax effect	—	—

Other comprehensive income (loss), net of tax	(18)	7

Comprehensive income (loss)	$(634)	$161

Net income (loss)	$(616)	$154
Dividends and discount accretion on preferred stock	(315)	(286)

Loss available to common shareholders	$(931)	$(132)

Loss per common share-basic	$(0.49)	$(0.08)
Loss per common share-diluted	$(0.49)	$(0.08)
Dividends declared per share-common stock	$—	$—
Basic weighted average shares outstanding	1,917,422	1,744,565
Diluted weighted average shares outstanding	1,917,422	1,744,565

BROADWAY FINANCIAL CORPORATION AND SUBSIDIARIES

Selected Ratios and Data

(Dollars in thousands)

(Unaudited)

	As of March 31,
	2013		2012

Regulatory Capital Ratios:

Core Capital Ratio	9.00%		7.70%
Tangible Capital Ratio	9.00%		7.70%
Tier 1 Risk-Based Capital Ratio	13.94%		10.92%
Total Risk-Based Capital Ratio	15.22%		12.23%

Asset Quality Ratios and Data:

Non-performing loans as a percentage of total gross loans, excluding loans held for sale	7.64%		12.79%

Non-performing assets as a percentage of total assets	9.95%		12.57%

Allowance for loan losses as a percentage of total gross loans, excluding loans held for sale	4.26%		5.42%

Allowance for loan losses as a percentage of non-performing loans, excluding loans held for sale	55.71%		42.39%

Allowance for losses as a percentage of non-performing assets	30.85%		36.21%

Net loan charge-offs (recoveries) as a percentage of average loans for three months ended March 31	2.07	% (A)	0.59	% (A)

Non-performing assets:

Non-accrual loans
Loans receivable held for investment	$18,758		$41,877
Loans receivable held for sale	8,060		5,555

Total non-accrual loans	26,818		47,432
Loans delinquent 90 days or more and still accruing	—		—
Real estate acquired through foreclosure	9,294		3,958

Total non-performing assets	$36,112		$51,390

	Three Months ended March 31,
	2013		2012
Performance Ratios:
Return on average assets	-0.67	% (A)	0.15	% (A)
Return on average equity	-13.90	% (A)	3.34	% (A)
Average equity to average assets	4.79%		4.48%
Non-interest expense to average assets	3.80	% (A)	2.84	% (A)
Efficiency ratio (1)	104.85%		71.60%
Net interest rate spread (2)	2.98	% (A)	3.60	% (A)
Net interest rate margin (3)	3.03	% (A)	3.67	% (A)

(1)	Efficiency ratio represents non-interest expense (less provision for losses) divided by net interest income before provision for loan losses plus non-interest income.
(2)	Net interest rate spread represents the difference between the yield on average interest-earning assets and the cost of average interest-bearing liabilities.
(3)	Net interest rate margin represents net interest income as a percentage of average interest-earning assets.
(A)	Annualized

BROADWAY FINANCIAL CORPORATION AND SUBSIDIARIES

Support for Calculations

(Dollars in thousands)

(Unaudited)

	Three Months ended March 31,
	2013	2012
Total assets	$363,113	$408,860
Total gross loans, excluding loans held for sale	$245,557	$327,330
Total equity	$17,178	$18,269
Average assets	$370,277	$411,302
Average loans	$274,517	$345,803
Average equity	$17,725	$18,424
Average interest-earning assets	$354,578	$401,647
Average interest-bearing liabilities	$343,673	$386,057
Net income (loss)	$(616)	$154
Total income	$2,909	$4,109
Non-interest expense	$3,520	$2,921
Efficiency ratio	104.85%	71.60%
Non-accrual loans	$26,818	$47,432
REO, net	$9,294	$3,958
ALLL	$10,450	$17,752
Allowance for loss on loans held for sale	$317	$667
REO-Allowance	$373	$188
Interest income	$4,024	$5,494
Interest expense	$1,336	$1,808
Net interest income	$2,688	$3,686
Net loan charge-offs (recoveries)	$1,419	$644